EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made as of the 1st day of February 2006 by and among Mobilepro Corp., a Delaware corporation (the "Company") and Jerry M. Sullivan, Jr. a natural person, a Florida resident ("Mr. Sullivan").

WHEREAS, the Company wishes to employ Mr. Sullivan as its President and Chief Operating Officer of the Company and Mr. Sullivan wishes to accept such employment;

WHEREAS, the Company and Mr. Sullivan wish to set forth the terms of Mr. Sullivan's employment and certain additional agreements between Mr. Sullivan and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

(1) Employment Period

The Company will employ Mr. Sullivan, and Mr. Sullivan will serve the Company, under the terms of this Agreement commencing February 1, 2006 (the "Commencement Date") for a term of thirty-eight (38) months unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Mr. Sullivan's employment hereunder shall be referred to herein as the "Employment Period." The Company shall nominate Mr. Sullivan to a position on the Company's board of directors by no later than February 8, 2006.

(2) Duties and Status

The Company hereby engages Mr. Sullivan as its President and Chief Operating Officer on the terms and conditions set forth in this Agreement. During the term of the Employment Period, Mr. Sullivan shall report directly to the Chief Executive Officer of the Company and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Mr. Sullivan's position, commensurate with the authority vested in Mr. Sullivan pursuant to this Agreement and consistent with the governing documents of the Company. These duties and responsibilities shall include, but not be limited to: a) maximizing Company operations and operating performance; b) supervision of senior management, including the authority to hire and dismiss employees; c) development of corporate objectives and strategy, including internal policies and procedures; d) working in conjunction with the Chief Executive Officer to increase Company awareness to investment banking firms, potential financial sponsors, analysts, vendors, suppliers and third party service providers; and e) any such other duties as is customary and appropriate for a company's President and Chief Operating Officer. In fulfilling the foregoing responsibilities and duties, Mr. Sullivan shall do so as directed by the Chief Executive Officer of the Company. Nothing contained herein shall preclude Mr. Sullivan from devoting reasonable periods of time to certain activities including but not limited to i) serving as an advisor of McCarty Communications, LLC, McCarty Wireless, LLC, McCarty Enterprises, LLC and the H. F. McCarty, Jr. Family Foundation; ii) serving on a board of directors of a charitable, trade or other similar organization; iii) serving on other boards of directors with the consent of the Board of Directors, which consent shall not be unreasonably withheld; or iv) continuing to serve as an advisor or as a director to existing companies, firms or

organizations of which he is currently involved, in each case, so long as such activities do not conflict or interfere with the performance of his duties hereunder.

(3) **Compensation and Benefits**

(a) *Salary.* During the Employment Period the Company shall pay to Mr. Sullivan, as compensation for the performance of his duties and obligations under this Agreement, an annual base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000), payable semi-monthly, or in such other installments as the parties may mutually agree from time to time, effective with the first payment due February 15, 2006. Mr. Sullivan acknowledges that this salary covers all his duties with MobilePro, Kite Networks, Kite Broadband and other MobilePro affiliates. Upon the first anniversary of employment, and annually thereafter, the Chief Executive Officer and/or the Compensation Committee of the Board of Directors shall review the base salary with respect to the performance of Mr. Sullivan and the Company, and may, in its discretion, increase (but not decrease) such base salary by an amount it determines to be appropriate. Mr. Sullivan will not receive additional pay for serving as a director of MobilePro.

(b) *Benefits.* Mr. Sullivan shall be eligible to participate in all standard benefit packages, benefit plans, programs and arrangements, including without limitation, any group life, hospitalization, medical, dental, health accident or disability insurance or similar plan or program offered by the Company to any senior executives of the Company, in each case, whether now existing or established hereafter.

(c) *Perquisites*: The Company will provide Mr. Sullivan with four (4) weeks paid vacation per annum. Mr. Sullivan shall also be entitled to receive such other perquisites, including but not limited to sick/personal days, as are generally provided to other senior officers of the Company in accordance with the policies and practices of the Company.

(d) *Bonus*. Starting April 1, 2006, Mr. Sullivan shall be entitled to receive an annual bonus up to 100% of his base salary based upon the successful completion of Management Business Objectives ("MBOs") for each fiscal year that shall be mutually established by Mr. Sullivan and the Compensation Committee. In addition, Mr. Sullivan will be eligible to earn up to an additional 100% of base salary in each fiscal year at the Compensation Committee's discretion for extraordinary performance. For instance in the event that the Company shall have achieved at least $50 million in revenue in one fiscal quarter and achieved at least $5 million in EBITDA in that same fiscal quarter, such performance shall be considered extraordinary performance; provided, however the Compensation Committee may apply other alternative metrics for such bonus. Said bonuses shall become due and payable within thirty (30) days following certification of the Company's financial statements for such year but no later than ninety (90) days following the end of the Company's fiscal year.

(e) *Equity*. As partial consideration for entering into this Agreement, the Company hereby grants Mr. Sullivan warrants to purchase ten million (10,000,000) shares of the Company's common stock at an exercise price of $0.174 per share (the "Warrants"). Two million five hundred thousand shares shall vest upon the execution on this agreement. Three million seven hundred and fifty thousand shares shall vest ratably over thirty-eight (38) months between February 1, 2006 and March 31, 2009. The remaining three million seven hundred and fifty thousand shares shall vest upon the successful completion of MBOs that shall be mutually established between Mr. Sullivan and the Compensation Committee of the Company. All 10,000,000 Warrants shall vest immediately if Mr. Sullivan's employment is terminated without cause or for good reason (as described in Section 4 hereof) or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company) or reverse merger with another company. Warrants granted herein must be exercised by the tenth anniversary of the date of vesting or shall be forfeited. All warrants granted herein shall contain a cashless exercise provision which allows Mr. Sullivan to give up a portion of his Warrants in order to exercise others without paying cash for them. Warrants granted herein shall be appropriately and equitably adjusted to reflect any stock dividend, stock split, spin-off, split-off, extraordinary cash dividend, recapitalization, reclassification or other major corporate action affecting the stock of the Company to the end that after such event Mr. Sullivan's proportionate interest in the Company shall be maintained as before the occurrence of such event. Mr. Sullivan shall also receive payment of any cash dividend or stock dividend declared and paid by the Company as if Mr. Sullivan had already exercised all of his Warrants, including unvested Warrants, but not Warrants which could have vested but did not.

(f) *Business Expenses*. During the Employment Period, Company shall pay or promptly reimburse Mr. Sullivan for all appropriately documented and reasonable business and travel expenses, including but not limited to telecommunications, dues, subscriptions, incurred by Mr. Sullivan in the performance of his duties under this Agreement.

(g) *Office*. Company agrees, during the Employment Period, to provide Mr. Sullivan office space at the Kite Networks Office in Ridgeland, Mississippi. Mr. Sullivan agrees that his current and prospective office space and secretarial services are acceptable.

(4) Termination of Employment

(a) *Termination for Cause*. The Company may terminate Mr. Sullivan's employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Mr. Sullivan's opportunity to cure as provided

in Section 4(c) hereof, the Company shall have Cause to terminate Mr. Sullivan's employment hereunder if such termination shall be the result of:

(i) a willful breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Mr. Sullivan and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii) the commission by Mr. Sullivan of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii) Substantial and continuing neglect or inattention by Mr. Sullivan of the duties of his employment or the willful misconduct or gross negligence of Mr. Sullivan in connection with the performance of such duties which adversely affected the Company and which remains uncured for a period of thirty (30) calendar days following receipt of written notice from the Board specifying the nature of such breach; and

(iv) The commission by and indictment of Mr. Sullivan of any crime involving moral turpitude or a felony.

(b) *Termination for Good Reason.* Mr. Sullivan shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, Mr. Sullivan shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i) The breach by the Company of any material provision of this Agreement, including but not limited to the failure by the Company to make any payments due within 30 days after receipt of written notice to the Company of such failure; or

(ii) A requirement by the Company that Mr. Sullivan perform any act or refrain from performing any act that would be in violation of any applicable law; or

(iii) Mr. Sullivan is demoted or removed from his office or there is a material diminishment of his responsibilities, duties or status which diminishment is not rescinded within 30 days after receipt

by the Board of Mr. Sullivan's written notice referring to this provision and describing such diminishment; or

(iv) Mr. Sullivan is required to relocate, without his consent, his primary office to a location more than 50 miles from geographical center of Jackson, Mississippi.

(c) *Notice and Opportunity to Cure.* Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate Mr. Sullivan's employment for Cause and Mr. Sullivan's right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d) *Voluntary Termination.* At the election of Mr. Sullivan, upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e) *Termination Upon Death or Permanent and Total Disability.* The Employment Period shall be terminated by the death of Mr. Sullivan. The Employment Period may be terminated by the Board of the Company if Mr. Sullivan shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Mr. Sullivan's absence due to the disability or (ii) nine (9) months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of a Permanent and Total Disability of Mr. Sullivan, the Company shall give thirty (30) days' advance written notice to that effect to Mr. Sullivan.

(f) *Termination Without Cause.* At the election of the Company, otherwise than for Cause, upon not less than sixty (60) days written notice of termination.

(g) *Termination for Business Failure.* Anything contained herein to the contrary notwithstanding, in the event the Company's business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this

Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), the Executive will be entitled to severance pay.

(5) **Consequences of Termination**

(a) *Without Cause or for Good Reason.* In the event of a termination of Mr. Sullivan's employment during the Employment Period by the Company other than for Cause including termination pursuant to Sections 4(e) and (f), or termination by Mr. Sullivan for Good Reason pursuant to Section 4(b) (*e.g.*, after a Change of Control of the Company, where Change of Control means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Company Voting Stock"); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 5(a), a "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company), the Company shall pay Mr. Sullivan (or his estate) and provide him with the following:

(i) *Lump-Sum Payment.* A lump-sum cash payment, payable thirty (30) days after Mr. Sullivan's termination of employment, equal to the sum of the following:

1) *Salary.* In the event the Company has raised at least $15,000,000 in equity within the first twelve (12) months from the date hereof, the salary payment shall be equal to the greater of the balance of the Agreement Term or one year's base salary; if, however, the Company has not raised $15,000,000 as set forth above, the salary payment shall be equal to twelve (12) months (the "Severance Period"); plus

2) *Earned but Unpaid Amounts.* Any previously earned but unpaid salary through Mr. Sullivan's final date of

employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Mr. Sullivan's termination of employment.

3) *Equity.* Mr. Sullivan shall retain all Warrants vested at time of termination, but shall be required to exercise the Warrants within ten (10) years of termination. All unvested Warrants shall immediately vest and be retained by Mr. Sullivan, but he shall be required to exercise them within ten (10) years of termination.

(b) *Other Benefits.* The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Mr. Sullivan was entitled to participate immediately prior to such termination, provided that Mr. Sullivan's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Sullivan's participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Mr. Sullivan with benefits substantially similar (including all tax effects) to those which Mr. Sullivan would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Sullivan is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverage's provided for in this Section 5(a)(ii).

(c) *Other Termination of Employment.* In the event that Mr. Sullivan's employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Mr. Sullivan other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Mr. Sullivan any earned but unpaid salary, bonus, and Warrants through Mr. Sullivan's final date of employment with the Company, and the Company shall have no further obligations to Mr. Sullivan.

(d) *Withholding of Taxes.* All payments required to be made by the Company to Mr. Sullivan under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(e) *No Other Obligations.* The benefits payable to Mr. Sullivan under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Mr. Sullivan will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall

have no further obligations to Mr. Sullivan upon his termination of employment.

(f) *No Mitigation or Offset.* Mr. Sullivan shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

(6) Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

(7) Indemnity and Insurance

The Company shall indemnify and save harmless Mr. Sullivan from and against any claim, loss or cause of action for any liability incurred by reason of any act or omission performed by Mr. Sullivan while acting in good faith on behalf of the Company or any of its subsidiaries as an officer, director, employee or in any other capacity, including serving as a fiduciary within the scope of the authority of Mr. Sullivan pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Mr. Sullivan must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

The Company has obtained and shall use its best efforts to maintain that any Directors and Officers insurance that the Company provides to other senior executives and/or board members covers Mr. Sullivan.

(8) Non-Disparagement

At all times during the Employment Period and for a period of five (5) years thereafter (regardless of how Mr. Sullivan's employment was terminated), Mr. Sullivan shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

(9) Cooperation with the Company After Termination of Employment

Following termination of Mr. Sullivan's employment for any reason, Mr. Sullivan shall fully cooperate with the Company in all matters relating to the winding up of Mr. Sullivan's pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Mr. Sullivan, the Company shall be entitled to such full

time or part time services of Mr. Sullivan as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Mr. Sullivan shall be reimbursed for such expenses in which he may incur and compensated for such services that he may provide at the same rate as in effect immediately before the notice of termination.

(10) Lock-up Period and Volume Limitation

Mr. Sullivan agrees that he will not sell or otherwise transfer or dispose of any shares of the Company's common stock that he is entitled to receive following the exercise of any Warrants or convertible securities that he may receive by virtue of this Agreement following the Commencement Date until April 1, 2007 unless the managing underwriter of a registered secondary offering permits otherwise. Mr. Sullivan also agrees that he will not sell or otherwise transfer or dispose of more than one million (1,000,000) shares of the Company's common stock received by virtue of this Agreement during any calendar quarter thereafter during the Employment Period.

(11) Lock-up Period and Volume Limitation

All notices, requests and other communications pursuant to this Agreement shall be in writing, shall be effective upon actual receipt by the party to whom the notice is directed and shall be sent by overnight mail to the following addresses:

If to Mr. Sullivan:

Gina Jacobs, Esq.
Watkins Ludlam Winter & Stennis, P.A.
633 North State Street
Jackson, MS 39202

If to the Company:

Mobilepro Corp.
Attn: Jay O. Wright, Chairman and Chief Executive Officer
6701 Democracy Blvd., Suite 202
Bethesda, MD 20817
Phone: 301.315.9040

(12) Waiver of Breach

Any waiver of any breach or default of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Mr. Sullivan or of the Company.

(13) Non-Assignment / Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Sullivan to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

(14) Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision of this Agreement shall be unaffected and shall continue in full force and effect.

(15) Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(16) Arbitration

Mr. Sullivan and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to Fifty Thousand Dollars ($50,000), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than Fifty Thousand Dollars ($50,000), the parties hereby agree to submit such claim to mediation. In the event Mediation is unsuccessful, the aggrieved party may seek resolution through any court of competent jurisdiction or if the parties further mutually agree such dispute may be submitted for arbitration. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association ("AAA") in the state of Maryland, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall

issue a written decision, which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(17) Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Mr. Sullivan with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Sullivan and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Mr. Sullivan and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of February 1, 2006.

JERRY M. SULLIVAN, Jr.	MOBILEPRO CORP.
[signature]	By: [signature] Jay O. Wright, Chairman and CEO